Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended September 30, 2009

Growth of LOESTRIN 24 FE and ESTRACE Cream drive solid earnings growth.

ARDEE, IRELAND, NOVEMBER 9, 2009 — Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2009. Revenue in the quarter ended September 30, 2009 increased 9.0% to $252.8 million over the prior year quarter. The primary drivers of the increase in revenue in the quarter were the net sales of LOESTRIN 24 FE and ESTRACE Cream which were partially offset by net sales declines of other products, primarily TACLONEX.

The Company reported net income of $424.2 million ($1.69 per diluted share) in the quarter ended September 30, 2009, compared with net income of $40.1 million ($0.16 per diluted share) in the prior year quarter. The quarter ended September 30, 2009 included a gain of $380.1 million ($1.51 per diluted share), net of tax, related to the termination, for $1.0 billion in cash from LEO Pharma A/S (“LEO”), of Warner Chilcott’s exclusive product licensing rights in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other products in LEO’s development pipeline, as well as the sale to LEO of related assets (the “LEO Transaction”). Cash net income (“CNI”) as reported in the quarter ended September 30, 2009 was $483.3 million. Excluding the gain of $380.1 million, adjusted CNI was $103.2 million ($0.41 per diluted share).

References in this release to “cash net income” or “CNI” mean the Company’s net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Reconciliations from the Company’s reported results in accordance with US GAAP to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

LEO Transaction

On September 23, 2009, the Company agreed to terminate its exclusive product licensing rights from LEO in the United States to TACLONEX, TACLONEX SCALP, DOVONEX and all other products in LEO’s development pipeline, and sold the related assets to LEO, for $1.0 billion in cash. In connection with the LEO Transaction, the Company entered into a distribution agreement with LEO under which the Company agreed to continue to distribute DOVONEX and TACLONEX on behalf of LEO, in exchange for a distribution fee, through December 31, 2009.

The LEO Transaction resulted in a gain for the Company of $380.1 million, net of tax. The aggregate gain from the LEO Transaction is expected to be $447.6 million, net of tax. However, approximately $68.9 million of the gain relating to certain inventories is expected to be recognized as part of pre-tax income during the distribution agreement period. The Company used approximately $481.8 million of the proceeds from the LEO Transaction to repay the entire remaining principal balance of the loans outstanding under its prior senior secured credit facilities of $479.8 million, as well as accrued and unpaid interest and fees of $2.0 million. This repayment resulted in the termination of the prior senior secured credit facilities.

Revenue

Revenue in the quarter ended September 30, 2009 was $252.8 million, an increase of $20.9 million, or 9.0%, over the prior year quarter. The primary drivers of the increase were the net sales of LOESTRIN 24 FE and ESTRACE Cream, which together contributed $24.6 million of revenue growth for the quarter ended September 30, 2009 as compared to the prior year quarter. The growth delivered by these products was partially offset by declines in certain other products, particularly TACLONEX. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. The Company uses IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand.

Net sales of our oral contraceptive products increased $13.2 million, or 19.0%, in the quarter ended September 30, 2009, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $64.6 million in the quarter, an increase of 27.2% compared with $50.8 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily driven by an increase in filled prescriptions of 28.1%, as well as higher average selling prices and an expansion of pipeline inventories relative to the prior year quarter, offset in part by the impact of higher sales-related deductions. Increased utilization of the customer loyalty card for LOESTRIN 24 FE drove an increase in sales-related deductions in the quarter ended September 30, 2009. FEMCON FE generated revenues of $13.3 million in the quarter ended September 30, 2009, an increase of $1.9 million, or 16.9%, versus the prior year quarter. The increase in FEMCON FE net sales was primarily due to higher average selling prices and lower sales-related deductions, offset in part by a decline in filled prescriptions of 3.8% relative to the prior year quarter. LOESTRIN 24 FE has been the primary focus of our promotional efforts throughout 2009. We believe the increased prescription demand and market share for LOESTRIN 24 FE and the modest declines for FEMCON FE are reflective of our promotional emphasis.

Net sales of our dermatology products decreased $8.4 million, or 7.7%, in the quarter ended September 30, 2009, compared to the prior year quarter. Net sales of DORYX increased $3.4 million, or 7.6%, in the quarter ended September 30, 2009, compared to the prior year quarter, primarily due to a 45.2% increase in filled prescriptions and higher average selling prices, which were offset in part, by higher sales-related deductions and a contraction of pipeline inventories relative to the prior year quarter. The increase in filled prescriptions primarily relates to DORYX 150 mg, which we launched in the third quarter of 2008 and which is the focus of our promotional efforts, including a customer loyalty card program. DORYX 150 mg accounted for 84% of new DORYX prescriptions and 82% of total DORYX prescriptions for the quarter ended September 30, 2009. Increased utilization of the customer loyalty card for DORYX 150 mg drove the increase in sales-related deductions in the quarter. Net sales of TACLONEX decreased $9.2 million, or 24.0%, to $29.0 million in the quarter ended September 30, 2009, compared to $38.2 million in the prior year quarter. The decrease in TACLONEX net sales was primarily due to a contraction in pipeline inventories relative to the prior year quarter, higher sales-related deductions as well as a decline in filled prescriptions of 12.9%, offset in part by the impact of higher average selling prices. Net sales of DOVONEX decreased by $2.6 million, or 9.9%, in the quarter ended September 30, 2009, compared with the prior year quarter. The decline in net sales of DOVONEX was primarily due to a decrease in filled prescriptions of 19.4%, offset, in part by lower sales-related deductions and higher average selling prices relative to the prior year quarter.

Net sales of our hormone therapy products increased $15.7 million, or 37.9%, in the quarter ended September 30, 2009, compared with the prior year quarter. Net sales of ESTRACE Cream increased $10.8 million, or 54.1%, in the quarter ended September 30, 2009, compared to the prior year quarter primarily due to increased demand and higher average selling prices. We began promotional efforts for ESTRACE Cream in early 2009 which resulted in an increase in filled prescriptions of 21.9% in the quarter ended September 30, 2009 compared with the prior year quarter. Net sales of FEMHRT increased $4.9 million, or 33.7%, in the quarter ended September 30, 2009 compared to the prior year quarter due to the expansion of pipeline inventories relative to the prior year period, as well as higher average selling prices, which were offset, in part, by a decline in filled prescriptions of 14.8%.

Cost of Sales (excluding amortization of intangible assets)

Cost of sales decreased $2.4 million, or 5.2%, in the quarter ended September 30, 2009, compared with the prior year quarter. Our gross profit margin as a percentage of total revenue increased to 82.4% in the quarter ended September 30, 2009 as compared to 79.8% in the prior year quarter, primarily due to a favorable mix of products sold as compared to the prior year quarter, offset in part, by increases in manufacturing costs.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2009 were $59.1 million, an increase of $13.2 million, or 28.7%, from $45.9 million in the prior year quarter. Advertising and Promotion (“A&P”) expenses for the quarter ended September 30, 2009 decreased $2.1 million, or 21.5%, compared with the prior year quarter, due primarily to an overall decrease in sampling and promotional activity as a result of a lower average headcount for the field sales force relative to the prior year quarter. Selling and distribution expenses for the quarter ended September 30, 2009 decreased $2.2 million, or 9.9%, compared to the prior year quarter primarily due to a lower average headcount relative to the prior year quarter, offset, in part, by promotion expenses related to FEMRING in the current year period. General, Administrative and Other (“G&A”) expenses increased $17.5 million, or 122.7%, in the quarter ended September 30, 2009, as compared with the prior year quarter. The increase is due in large part to increases in professional and legal fees primarily related to our acquisition of the global branded prescription pharmaceuticals business from The Procter & Gamble Company aggregating $14.5 million and, to a lesser extent, to increases in compensation expenses.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2009 was $11.6 million, an increase of $1.6 million, or 16.3%, compared with the prior year quarter. Our internal R&D expenditures fluctuate based on the nature and timing of our on-going R&D programs.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2009 was $24.0 million, an increase of $0.4 million, or 1.4%, from $23.6 million in the prior year quarter. Included in net interest expense in the quarter ended September 30, 2009 was a $6.6 million expense relating to the write-off of deferred loan costs associated with the repayment of $479.8 million of indebtedness under our prior senior secured credit facilities. Included in net interest expense in the quarter ended September 30, 2008 was a $1.3 million expense relating to the write-off of deferred loan costs associated with the optional prepayment of $90.0 million of indebtedness under our prior senior secured credit facilities. Excluding the write-off of deferred financing fees in both periods, net interest expense declined by $4.9 million. The decrease was primarily the result of cumulative reductions in outstanding debt during 2008 and 2009 which reduced the average debt balance outstanding from $1,126.1 million in the quarter ended September 30, 2008 to $823.3 million in the quarter ended September 30, 2009.

Net Income, CNI and Adjusted CNI

For the quarter ended September 30, 2009, reported net income was $424.2 million, or $1.69 per diluted share, CNI was $483.3 million, and adjusted CNI was $103.2 million ($0.41 per diluted share). Earnings per share figures are based on 251.3 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2009, the marginal tax rate associated with the amortization of intangible assets was 8.4% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 12.0%. Adjusted CNI represents CNI as further adjusted to exclude the after-tax gain of $380.1 million resulting from the LEO Transaction.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2009, our cash and cash equivalents totaled $753.7 million and our total debt outstanding was $380.0 million, comprised solely of 8.75% Senior Subordinated Notes due 2015 (the “Notes”). The Company repaid the full amount of the remaining principal on its term loan facilities during the quarter ended September 30, 2009 and terminated the facilities. We generated $111.1 million of cash from operating activities in the quarter ended September 30, 2009, compared with $90.0 million in the prior year quarter, an increase of $21.1 million.

Subsequent Events

PGP Acquisition

On October 30, 2009, the Company acquired The Procter & Gamble Company’s global branded prescription pharmaceutical business (the “PGP Acquisition”). The PGP Acquisition included a world-class pharmaceutical organization, a portfolio of branded prescription pharmaceutical products, a pipeline of product development projects, and manufacturing facilities in Puerto Rico and Germany. The principal acquired products are ASACOL for ulcerative colitis and ACTONEL for osteoporosis. In addition, the Company also gains co-promotion rights to ENABLEX for the treatment of overactive bladder. The PGP Acquisition will have a significant impact on the Company’s financial results in future periods. To finance the PGP Acquisition, the Company used a combination of cash on hand and borrowings under the new senior secured credit facilities described below.

New Senior Secured Credit Facilities

On October 30, 2009, Warner Chilcott Holdings Company III, Limited (“Holdings III”), WC Luxco S.à r.l. (the “Luxco Borrower”), Warner Chilcott Corporation (the “US Borrower”), Warner Chilcott Company, LLC (the “PR Borrower”, and together with the Luxco Borrower and the US Borrower, the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) with a syndicate of lenders (the “Lenders”), Credit Suisse, Cayman Islands Branch as administrative agent, Bank of America Securities LLC as syndication agent and JPMorgan Chase Bank, N.A. as documentation agent, pursuant to which the Lenders provided senior secured credit facilities (the “New Senior Secured Credit Facilities”) in an aggregate amount of $3.2 billion comprised of (i) $2.95 billion in aggregate term loan facilities and (ii) a $250.0 million revolving credit facility with a five-year maturity that is available to all Borrowers. The term loan facilities are comprised of (i) a Term A facility in the amount of $1.0 billion with a five-year maturity that was borrowed by the PR Borrower, (ii) a Term B facility in the amount of $1.6 billion with a five-and-a-half year maturity ($500.0 million of which was borrowed by the US Borrower and $1.1 billion of which was borrowed by the PR Borrower) and (iii) a delayed-draw term loan facility in the amount of $350.0 million, with a five-and-a-half year maturity that may be borrowed, in certain circumstances, by the PR Borrower. The Borrowers borrowed a total of $2.6 billion under the term loan facilities on October 30, 2009 to fund the PGP Acquisition and made no borrowings under the revolving credit facility or delayed-draw term loan.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Monday, November 9, 2009 beginning at 8:00 AM EST. The number to call within the United States and Canada is (888) 812-8595. Participants outside the United States and Canada should call (913) 312-0645. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 8954946.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the U.S. and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and our Current Report on Form 8-K filed on November 2, 2009; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI and Adjusted CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Adjusted CNI represents CNI as further adjusted to exclude the after-tax gain of $380.1 million resulting from the LEO Transaction. The Company believes that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters and nine months ended September 30, 2009 and 2008. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the indenture governing the Company’s Senior Subordinated Notes due 2015.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-09	Sept-30-08	Sept-30-09	Sept-30-08
REVENUE:
Product net sales	$248,061	$227,654	$732,650	$680,990
Other revenue	4,734	4,285	16,950	14,648

Total revenue	252,795	231,939	749,600	695,638
COSTS & EXPENSES:
Cost of sales (excludes amortization)	44,366	46,810	140,078	145,592
Selling, general and administrative	59,115	45,925	158,903	148,249
(Gain) on sale of assets	(393,095)	—	(393,095)	—
Research and development	11,627	9,997	47,444	34,723
Amortization of intangible assets	56,993	59,080	170,978	164,830
Interest expense (net)	23,960	23,622	57,178	72,231

INCOME BEFORE TAXES	449,829	46,505	568,114	130,013
Provision for income taxes	25,584	6,416	44,510	22,698

NET INCOME	$424,245	$40,089	$523,604	$107,315

Earnings per share:
Basic	$1.69	$0.16	$2.09	$0.43

Diluted	$1.69	$0.16	$2.09	$0.43

RECONCILIATIONS:
Net income - GAAP	$424,245	$40,089	$523,604	$107,315
+ Amortization of intangible assets, net of tax	52,218	54,092	156,653	150,356
+ Amortization and write-offs of deferred loan costs, net of tax	6,854	2,336	9,975	5,987

Cash net income	$483,317	$96,517	$690,232	$263,658
- (Gain) on sale of assets, net of tax	(380,088)	—	(380,088)	—

Adjusted cash net income	$103,229	$96,517	$310,144	$263,658

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of September 30, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash & cash equivalents	$753,723	$35,906
Accounts receivable, net	110,732	93,015
Inventories	68,806	57,776
Prepaid expenses & other current assets	85,795	69,813

Total current assets	1,019,056	256,510

Other assets:
Property, plant and equipment, net	87,315	60,908
Intangible assets, net	611,448	993,798
Goodwill	998,708	1,250,324
Other non-current assets	9,723	21,351

TOTAL ASSETS	$2,726,250	$2,582,891

LIABILITIES
Current liabilities:
Accounts payable	$144,608	$15,014
Accrued expenses & other current liabilities	211,630	151,753
Current portion of long-term debt	—	5,977

Total current liabilities	356,238	172,744

Other liabilities:
Long-term debt, excluding current portion	380,000	956,580
Other non-current liabilities	96,388	103,647

Total liabilities	832,626	1,232,971

SHAREHOLDERS’ EQUITY	1,893,624	1,349,920

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,726,250	$2,582,891

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-09	Sept-30-08	Sept-30-09	Sept-30-08
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$424,245	$40,089	$523,604	$107,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,256	2,891	9,682	8,940
Amortization of intangible assets	56,993	59,080	170,978	164,830
(Gain) on sale of assets	(393,095)	—	(393,095)	—
Amortization and write-offs of deferred loan costs	7,790	2,794	11,561	7,029
Stock-based compensation expense	3,448	2,115	9,410	6,120
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(26,208)	(3,182)	(42,239)	(7,493)
(Increase) / decrease in inventories	(6,939)	7,433	(10,891)	1,185
Increase / (decrease) in accounts payable, accrued & other liabilities	28,948	(12,545)	52,385	(13,357)
Increase / (decrease) in income taxes and other, net	12,616	(8,635)	9,533	(64,395)

Net cash provided by operating activities	$111,054	$90,040	$340,928	$210,174

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,900)	(2,900)	(8,700)	(48,700)
Proceeds from the sale of assets	1,000,000	—	1,000,000	—
Capital expenditures	(13,760)	(3,315)	(32,793)	(13,328)

Net cash provided by / (used in) investing activities	$983,340	$(6,215)	$958,507	$(62,028)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under bank term credit facilities	(479,830)	(91,888)	(582,557)	(166,030)
Other	969	86	939	341

Net cash (used in) financing activities	$(478,861)	$(91,802)	$(581,618)	$(165,689)

Net increase / (decrease) in cash and cash equivalents	$615,533	$(7,977)	$717,817	$(17,543)
Cash and cash equivalents, beginning of period	138,190	21,210	35,906	30,776

Cash and cash equivalents, end of period	$753,723	$13,233	$753,723	$13,233

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-09	Sept-30-08	Sept-30-09	Sept-30-08
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$424,245	$40,089	$523,604	$107,315
+ Interest expense, net	23,960	23,622	57,178	72,231
+ Provision for income taxes	25,584	6,416	44,510	22,698
+ Non-cash stock-based compensation expense	3,448	2,115	9,410	6,120
+ Depreciation	3,256	2,891	9,682	8,940
+ Amortization of intangible assets	56,993	59,080	170,978	164,830
+ R&D milestone payments	—	—	11,500	—
+ (Gain) on sale of assets	(393,095)	—	(393,095)	—
+ PGP Acquisition expenses	14,518	—	17,712	—

Adjusted EBITDA of WC plc, as defined	$158,909	$134,213	$451,479	$382,134
+ Expenses of WC plc and other	3,254	916	9,914	3,686

Adjusted EBITDA of Holdings III, as defined	$162,163	$135,129	$461,393	$385,820

Note: Holdings III and certain of its subsidiaries are parties to our indenture governing our Senior Subordinated Notes due 2015. Warner Chilcott Public Limited Company is a guarantor under the indenture but covenants are calculated at the level of its indirect subsidiary, Holdings III. Certain expenses included in Warner Chilcott Public Limited Company’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Holdings III and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	Sept-30-09	Sept-30-08	Sept-30-09	Sept-30-08
Oral Contraception (“OC”)
LOESTRIN 24 FE	$64.6	$50.8	$175.0	$147.9
FEMCON FE	13.3	11.4	38.6	32.9
ESTROSTEP FE *	1.7	4.2	9.7	15.3
OVCON *	3.1	3.1	8.0	9.9

Total OC	82.7	69.5	231.3	206.0
Hormone therapy (“HT”)
ESTRACE Cream	30.7	19.9	82.1	60.3
FEMHRT	19.5	14.6	45.3	47.0
FEMRING	4.2	4.0	11.7	11.0
Other HT	2.6	2.8	7.6	8.3

Total HT	57.0	41.3	146.7	126.6
Dermatology
DORYX	48.2	44.8	143.4	111.6
TACLONEX	29.0	38.2	102.1	113.9
DOVONEX *	23.8	26.4	85.7	92.9

Total Dermatology	101.0	109.4	331.2	318.4
PMDD
SARAFEM	4.2	2.0	12.6	14.2
Other product sales
Other	0.2	0.9	1.6	0.0
Contract manufacturing	3.0	4.5	9.2	15.8

Total product net sales	248.1	227.6	732.6	681.0
Other revenue
Other non-product revenue	4.7	4.3	17.0	14.6

Total revenue	$252.8	$231.9	$749.6	$695.6

*	Includes revenue from related authorized generic product sales from the date of their respective launch.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Sept-30-09	Sept-30-08
Advertising & promotion	$7.6	$9.7
Selling & distribution	19.8	22.0
General, administrative & other	31.7	14.2

Total SG&A	$59.1	$45.9

	Nine Months Ended
	Sept-30-09	Sept-30-08
Advertising & promotion	$25.8	$37.2
Selling & distribution	63.0	68.6
General, administrative & other	70.1	42.4

Total SG&A	$158.9	$148.2